Exhibit 21.1

LIST OF SUBSIDIARIES

Banks.com, Inc. had three wholly-owned subsidiaries as of December 31, 2010.

Banks.com, Inc. holds all of the issued and outstanding equity securities of InterSearch Corporate Services, Inc., a Nevada corporation.

InterSearch Corporate Services, Inc. holds all of the issued and outstanding equity securities of MyStockFund Securities, Inc., a Delaware corporation.

Banks.com, Inc. holds all of the issued and outstanding equity securities of Dotted Ventures, Inc., a Delaware corporation.